UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2013

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio	31-1042001
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Commission file number: 000-12379

255 East Fifth Street, Suite 700, Cincinnati, Ohio 45202
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (877) 322-9530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K                                First Financial Bancorp.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Named Executive Officer Compensation

On March 6, 2013, the Compensation Committee of the Board of Directors of First Financial Bancorp (the “Company”), after consulting with its independent consultant, Towers Watson, approved the following base salaries, short term incentive plan targets, restricted stock grants for the Named Executive Officers (“NEOs”) including a performance-based restricted stock grant for the Chief Executive Officer (“CEO”) for 2013, as disclosed in the table below.  Except as set forth below, there were no other changes made to the components of total compensation, which include base salary, short-term cash incentives, long-term stock-based incentives, pension and other benefits, and perquisites.

Name and Principal Position	Base Salary ($)(1)	Short Term Incentive Plan Target Percentage (%)(2)	Long Term Incentive Percentage For Restricted Stock Grants ($)(3)	Annual Grant of Shares of Restricted Stock (#)(4)	Value of Shares of Annual Grant Restricted Stock ($)(5)	Number of Shares of Underlying Stock Options ($)(6)
Claude E. Davis President & CEO	$690,000	60%	110%	48,562	$759,024	0

C. Douglas Lefferson EVP & Chief Banking Officer	$350,000	40%	70%	15,675	$245,000	0

Anthony M. Stollings EVP & CFO	$285,000	40%	50%	9,118	$142,514	0

Gregory A. Gehlmann EVP & General Counsel	$315,000	40%	55%	11,085	$173,259	0

Kevin T. Langford EVP & Chief Administrative Officer	$285,000	40%	50%	9,118	$142,514	0

(1)
Base salaries were increased from 2012 as follows (increased percentages in parentheses): Mr. Davis from $670,000 to $690,000 (2.99%), Mr. Lefferson from $340,000 to $350,000 (2.94%), Mr. Stollings, (recently promoted to CFO) from $247,000 to $285,000 (15.38%), Mr. Gehlmann from $305,000 to $315,000 (3.28%), and for Mr. Langford, from $275,000 to $285,000 (3.64%).

(2)
Short term incentive target is a percentage of base salary. There were no changes from 2012 to 2013 in the target percentages for the NEOs. Payout is based on the Company's one-year performance vs. peers relative to the following equally weighted plan metrics :

Financial Performance:
            - return on assets
            - earnings per share growth

Additional Measures:
- efficiency ratio

Threshold performance of 25th percentile must be achieved for performance under any measure to contribute to the overall payout. Depending on performance of the Company, payout can be anywhere from 0x to 2x target and subject to clawback in certain circumstances. In addition, the Compensation Committee can adjust downward the payout based on enterprise risk management performance. In the event earnings per diluted share are below $0, no plan payout will be made to participants, including NEOs. Any payout to NEOs above 1x target is paid in restricted stock subject to additional holding requirements.

(3)
Long term incentive awards are an approximate percentage of base salary. Other than for Mr. Stollings, there were no changes from 2012 to 2013 in the long term incentive percent of base salaries. Mr. Stollings' percentage increased from 40% to 50% from 2012 to 2013.

(4)
For the CEO only, one half of this award (24,281 shares) is performance-based restricted stock that vests after three years upon only the attainment of certain pre-determined performance measures (generally total shareholder return and return on assets). All other awards (including the remaining 24,281 shares for the CEO) are in restricted shares that vest over a three-year period beginning March 6, 2013. Dividends are accrued on restricted shares and are held in escrow and are not paid to the executive until that portion of the grant vests. Upon vesting, NEO awards are subject to additional holding requirements.

(5)	Based on the per share closing price of the Company common shares on March 6, 2013 ($15.63).
(6)	No options were granted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.

By: /s/ Gregory A. Gehlmann
Gregory A. Gehlmann
Executive Vice President and
Corporate General Counsel

Date:	March 12, 2013